Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Kingsway Financial Services Inc.’s Registration Statements on Form S-8 (File Nos. 333-228286, 333-196633 and 333-194108) of our report dated July 10,2020 relating to the December 31, 2019 consolidated financial statements which appears in Kingsway Financial Services Inc.’s Form 10-K for the year ended December 31, 2020.

/s/ Plante & Moran PLLC

March 29, 2021
Denver, CO